Exhibit (h)(2)

ADMINISTRATION AGREEMENT ASSUMPTION AGREEMENT

This assumption agreement (the “Agreement”) is effective as of the 16th day of December, 2005 (the “Effective Date”) by and between UST Advisers, Inc., a Delaware corporation (“USTA”), U.S. Trust Company, National Association, a national bank organized under the laws of the United States (“UST-NA”), and, individually and not jointly, each of Excelsior Funds, Inc., Excelsior Tax-Exempt Funds, Inc. and Excelsior Funds Trust, the first two of which are Maryland corporations and the latter of which is a Delaware statutory trust (each, the “Trust”).

WHEREAS, UST-NA, BISYS Fund Services Ohio, Inc., an Ohio corporation and the Trusts, on behalf of their portfolios listed in Appendix A (the “Funds”), are parties to an administration agreement attached hereto as Exhibit A (the “Administration Agreement”);

WHEREAS, UST-NA wishes to restructure the manner in which it provides administration services to the Funds under the Administration Agreement so as to deliver such services through USTA, a new wholly-owned subsidiary of UST-NA, which will provide all of the services formerly provided by UST-NA under the Administration Agreement to the Funds;

WHEREAS, USTA wishes to assume all of UST-NA’s duties, obligations, liabilities and rights under the Administration Agreement and UST-NA wishes to assign and be discharged from its duties, obligations, liabilities and rights under the Administration Agreement; and

WHEREAS, U.S. Trust Corporation, the parent of UST-NA and USTA (“UST-Corp.”), wishes to provide an indemnity to the Trusts for certain matters as described herein.

NOW, THEREFORE, based on the foregoing, the parties intending to be legally bound, agree as follows:

1.	Assumption. UST-NA hereby assigns and USTA hereby assumes, as of the Effective Date, all of UST-NA’s obligations, liabilities and rights and agrees to perform all of UST-NA’s duties under the Administration Agreement with respect to the Funds.

2.	Release. The Trusts hereby release UST-NA, as of the Effective Date, from all of its duties, obligations, and liabilities under the Administration Agreement with respect to the Funds and UST-NA hereby surrenders all of its rights under those agreements.

3.	Indemnity. UST-Corp. agrees to ensure that USTA will perform all of UST-NA’s duties and obligations under the Administration Agreement and agrees to indemnify, defend and hold the Trusts harmless for any and all losses, liabilities, claims, actions and expenses resulting from or arising out of USTA’s performance of the duties or obligations assumed by it under the Administration Agreement with respect to the Funds to the same extent that UST-NA would have been liable for its performance under the Administration Agreement.

UST-Corp. hereby waives any requirement that the Trusts exhaust any right or remedy or proceed or take any action against USTA, UST-NA or any other person or entity before exercising any right or remedy against UST-Corp. under this Agreement.

The obligations of UST-Corp. hereunder are absolute and unconditional. UST-Corp.’s indemnity shall be a continuing indemnity and shall continue in full force and effect indefinitely. The parties understand and agree that this indemnity is applicable only with respect to the Administration Agreement as it applies to the Funds listed in Appendix A and shall not apply to any fund not listed in Appendix A, whether currently in existence or created hereafter, except to the extent that UST-Corp. has specifically agreed through a separate written contract to indemnify such funds not listed on Appendix A.

4.	Headings and Captions. The document headings and captions contained herein are for ease of reference only, and shall not effect the meaning or interpretation of this Agreement.

5.	Other Matters. USTA is hereby bound by all of the terms and conditions of the Administration Agreement, which will continue in full force and effect with respect to USTA.

6.	Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the          day of December, 2005.

UST ADVISERS, INC.

By:	/s/ Robert Aufenanger
Name:
Title:

U.S. TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Neil M. McDonnell
Name:	Neil M. McDonnell
Title:	SVP/CFO

EXCELSIOR FUNDS, INC.

By:	/s/ Mary Martinez
Name:
Title:

EXCELSIOR TAX-EXEMPT FUNDS, INC.

By:	/s/ Mary Martinez
Name:
Title:

EXCELSIOR FUNDS TRUST

By:	/s/ Mary Martinez
Name:
Title:

Acknowledged by:

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

U.S. TRUST CORPORATION, for purposes of section 3 hereof only

By:	/s/ Richard E. Brinkman
Name:	Richard E. Brinkman
Title:	Managing Director & Comptroller

Appendix A

EXCELSIOR FUNDS, INC.	EXCELSIOR TAX-EXEMPT FUNDS, INC.	EXCELSIOR FUNDS TRUST
Money Fund	Tax-Exempt Money Fund	Income Fund

Government Money Fund	Intermediate-Term Tax-Exempt Fund	Total Return Bond Fund

Blended Equity Fund	Long-Term Tax-Exempt Fund	High Yield Fund

Core Bond Fund	New York Intermediate-Term Tax-Exempt Fund	International Equity Fund

International Fund	California Short-Intermediate Term Tax-Exempt Income Fund	Mid Cap Value and Restructuring Fund

Treasury Money Fund	Short-Term Tax-Exempt Securities Fund	Equity Income Fund

Small Cap Fund	New York Tax-Exempt Money Fund	Equity Core Fund

Energy and Natural Resources Fund

Value and Restructuring Fund

Pacific/Asia Fund

Short-Term Government Securities Fund

Intermediate-Term Core Bond Fund

Real Estate Fund

Large Cap Growth Fund

Emerging Markets Fund